	FURMANITE CORPORATION
	CONSOLIDATED STATEMENTS OF OPERATIONS
	(In thousands, except per share data)
	(Unaudited)
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Revenues	$74,190	$60,260	$217,358	$179,598
Costs and expenses:
Operating costs	47,309	39,114	141,995	116,120
Depreciation and amortization	1,142	808	3,262	2,661
Selling, general and administrative	19,925	22,282	57,316	59,395
Total costs and
expenses	68,376	62,204	202,573	178,176

Operating income (loss)	5,814	(1,944)	14,785	1,422
Interest and other income, net	248	243	624	655
Interest expense	(872)	(955)	(2,659)	(1,981)

Income (loss) before income taxes	5,190	(2,656)	12,750	96
Income tax expense	(1,561)	(652)	(3,663)	(2,684)

Net income (loss)	$3,629	$(3,308)	$9,087	$(2,588)

Earnings (loss) per common share — Basic	$0.10	$(0.10)	$0.26	$(0.08)

Earnings (loss) per common share — Diluted	$0.10	$(0.10)	$0.25	$(0.08)